Exhibt 99.7

SYNNEX to Combine with Tech Data Creating a Leading Global IT Distributor

Establishes Premier Growth Platform with Best-in-Class Capabilities and Offerings

25%+ Accretive to SYNNEX’ Non-GAAP Diluted EPS in First Year

Conference Call Today at 5:30 AM PT/8:30 AM ET

FREMONT, CA and CLEARWATER, FL, March 22, 2021 – SYNNEX Corporation (NYSE: SNX) and Tech Data today announced they have entered into a definitive merger agreement under which SYNNEX and Tech Data will combine in a transaction valued at approximately $7.2 billion, including net debt. The combined company, with approximately $57 billion in estimated pro forma annual revenues and a team of over 22,000 associates and colleagues, will provide customers and vendors with expansive reach across products, services, and geographies to accelerate technology adoption.

“We are excited to partner with a world-class industry leader like Tech Data and believe that this combination will benefit all our stakeholders,” said Dennis Polk, SYNNEX President and CEO. “This transaction allows for accelerated revenue and earnings growth, an expanded global footprint, and the ability to drive significant operating improvements while continuing to create shareholder value. We look forward to working with the talented colleagues at Tech Data and expect our combined business will create the opportunity for team members to produce the highest levels of service to our partners.”

“This is transformational for Tech Data, SYNNEX and the entire technology ecosystem. Together, we will be able to offer our customers and vendors exceptional reach, efficiency, and expertise, redefining the experience and value they receive,” said Rich Hume, Tech Data CEO. “The combined company will also benefit from significant financial strength to invest in its core growth platform as well as next generation cybersecurity, cloud, data, and IoT technologies, which are experiencing explosive growth due to work from home and return to office trends. We could not have reached this milestone without the hard work of our colleagues, and we look forward to working together with the SYNNEX team to seamlessly bring our companies together and to create meaningful value for all our stakeholders.”

Tech Data currently is wholly owned by funds managed by affiliates of Apollo Global Management, Inc. (NYSE: APO) (the “Apollo Funds”) and their co-investors.

Apollo Senior Partner and Co-Head of Private Equity Matt Nord and Apollo Partner Robert Kalsow-Ramos said, “When we acquired Tech Data, we saw the tremendous potential for transformative growth and long-term value creation. This transaction will accelerate the momentum that was already underway by uniting two outstanding companies for greater scale and financial strength to lead the industry. We are excited to remain a part of the new company’s continued success.”

Compelling Strategic Benefits

•

Creates a diversified global solutions aggregator with significant breadth and depth of capabilities. The combined company will have a global footprint that serves more than 100 countries across the Americas, Europe and Asia-Pacific regions, and a broad, diversified portfolio of more than 200,000 product and solutions offerings. This meaningful scale will provide increased value and purchasing efficiencies to the combined company’s 150,000 customers and more than 1,500 vendors and enable it to accelerate technology adoption and attract the world’s most innovative OEMs.

•

Capitalizes on premier core growth platforms and establishes best-in-class product offerings in next generation, high-growth areas. The transaction combines each company’s core growth platforms to establish a differentiated end-to-end solutions portfolio and best-in-class product offerings in some of the largest, highest growth product segments including cloud, data centers, security, Internet of Things (IoT), services, 5G, and intelligent edge. The companies’ highly complementary product line cards and global distribution platform provide diversified revenue streams and cross selling opportunities, including the ability to bring a comprehensive everything-as-a-service (EaaS) offerings to the market.

•

Brings together companies with complementary cultures and a commitment to being an employer of choice in the global IT industry. Both SYNNEX and Tech Data have corporate cultures centered on innovation, agility, and customer service. These shared principles, as well as the expertise and talent from both organizations, will support a smooth integration following the close of the transaction.

Key Transaction Details

•

Under the terms of the agreement, Apollo Funds will receive an aggregate of 44 million shares of SYNNEX common stock plus the refinancing of existing Tech Data net debt and redeemable preferred shares of approximately $2.7 billion.

•	Upon closing of the transaction, SYNNEX shareholders will own approximately 55% of the combined entity, with Apollo Funds owning approximately 45%.

•

Rich Hume will lead the combined company as CEO. Dennis Polk will be Executive Chair of the Board of Directors and will take an active role in the ongoing strategy and integration of the business, among other responsibilities.

•

The combined company will have an eleven-member board, including Hume, with six individuals appointed by SYNNEX and with Apollo Funds to have Board designation rights based on ownership, initially including four total directors, two of whom will be independent.

•	Non-GAAP diluted EPS accretion of more than 25% is expected in year one post close, with further accretion expected in year two.

•	Net optimization and synergy benefits of $100 million are expected in the first year after closing, achieving a minimum of $200 million by the end of the second year.

•

The combined company will benefit from a strong financial foundation and an investment grade profile. Based on LTM pro-forma adjusted EBITDA of approximately $1.5 billion and expected combined debt of approximately $4.0 billion at close, debt-to-adjusted EBITDA is expected to be approximately 2.7x at transaction close and is expected to decline to approximately 2x within 12 months.

The transaction is expected to close in the second half of calendar year 2021, subject to the satisfaction of customary closing conditions, including approval by SYNNEX stockholders and regulatory approvals. MiTAC Holdings Corporation and its affiliates, which collectively owned approximately 17% of SYNNEX shares as of January 22, 2021, have agreed to vote their shares in favor of the transaction. Until the transaction is completed, the companies will continue to operate independently.

Conference Call and Webcast

SYNNEX will host a conference call to discuss its fiscal first quarter 2021 results and this announcement at 5:30 AM PT/8:30 AM ET, today, March 22, 2021. A live webcast of the call will be available at ir.synnex.com, and a replay of the webcast will be available following the call.

About SYNNEX Corporation

SYNNEX Corporation (NYSE: SNX) is a Fortune 200 corporation and a leading provider of a comprehensive range of distribution, systems design, and integration services for the technology industry to a wide range of enterprises. Founded in 1980, SYNNEX Corporation operates in numerous countries throughout North and South America, Asia-Pacific, and Europe. Additional information about SYNNEX may be found online at synnex.com.

About Tech Data

Tech Data connects the world with the power of technology. Our end-to-end portfolio of products, services and solutions, highly specialized skills, and expertise in next-generation technologies enable channel partners to bring to market the products and solutions the world needs to connect, grow, and advance. Tech Data is ranked No. 90 on the Fortune 500® and has been named one of Fortune’s World’s Most Admired Companies for 11 straight years. To find out more, visit www.techdata.com or follow us on Twitter, LinkedIn, Facebook and Instagram.

About Apollo

Apollo is a leading global investment manager with offices in New York, Los Angeles, San Diego, Houston, Bethesda, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong, Shanghai and Tokyo, among others. Apollo had assets under management of approximately $455 billion as of December 31, 2020 in credit, private equity and real assets funds. For more information about Apollo, please visit www.apollo.com.

Additional Information and Where to Find It

In connection with the proposed transaction between SYNNEX Corporation (“SYNNEX”) and Tiger Parent (AP) Corporation, the parent corporation of Tech Data, SYNNEX plans to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, SYNNEX will mail the definitive proxy statement to each stockholder entitled to vote at the special meeting relating to the transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. INVESTORS AND STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT SYNNEX WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND THE PARTIES TO THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement, and other relevant materials in connection with the transaction (when they become available) and any other documents filed by SYNNEX with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) and SYNNEX’ website at http://ir.synnex.com.

Participants in the Solicitation

SYNNEX and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from SYNNEX’ stockholders in connection with the transaction. Information regarding the interests of such individuals in the proposed transaction will be included in the proxy statement relating to such transaction when it is filed with the SEC. You may obtain information about SYNNEX’ executive officers and directors in SYNNEX’ definitive proxy statement for its 2021 annual meeting of stockholders, which was filed with the SEC on February 10, 2021. To the extent holdings of such participants in SYNNEX’ securities are not reported, or have changed since the amounts described in the proxy statement for the 2021 annual meeting of stockholders, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and SYNNEX’ website at http://ir.synnex.com.

Forward Looking Statements

DISCLOSURE NOTICE: This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, related to SYNNEX and the proposed acquisition of Tiger Parent (AP) Corporation, the parent entity of Tech Data Corporation (the “Company” and “Tech Data” respectively) by SYNNEX. All statements other than statements of historical fact are forward-looking statements for purposes of federal and state securities laws. These forward-looking statements involve uncertainties that could significantly affect the financial or operating results of SYNNEX or the combined company. These forward-looking statements may be identified by terms such as “anticipate”, “believe”, “foresee”, “expect”, “intend”, “plan”, “may”, “will”, “could” and “should” and the negative of these terms or other similar expressions. Forward-looking statements in this document include, among other things, statements about the potential benefits of the proposed acquisition, including future financial and operating results, plans, objectives, expectations and intentions; the anticipated timing of closing of the acquisition; and the methods SYNNEX will use to finance the cash portion of the transaction. In addition, all statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to creating value for stockholders, benefits of the proposed transactions to customers, vendors, employees, stockholders and other constituents of the combined company, integrating the companies, synergies, expanded global footprint, operating improvements, financial strength and investment power, expanded offerings, capital structure, dividends, support from customers and vendors, cost benefits and purchasing efficiencies, post-closing growth expectations and the expected timetable for completing the proposed transaction — are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, risks related to the satisfaction of the conditions to closing the acquisition (including the failure to obtain necessary regulatory and stockholder approval) in the anticipated timeframe or at all; risks related to the ability to realize the anticipated benefits of the acquisition, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business, contractual and operational relationships; the unfavorable outcome of any legal proceedings that have been or may be instituted against SYNNEX, Tech Data, the Company or the combined company; failure to protect proprietary or personally identifiable data against unauthorized access or unintended release; the ability to retain key personnel; negative effects of this announcement or the consummation of the proposed acquisition on the market price of the capital stock of SYNNEX, and on SYNNEX’ and Tech Data’s operating results; significant transaction costs, fees, expenses and charges; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition; the financing of the transaction; other business effects, including the effects of industry, market, economic, political, regulatory or world health conditions (including new or ongoing effects of the COVID-19 pandemic); future exchange and interest rates; changes in tax and other laws, regulations, rates and policies; future business combinations or disposals; and competitive developments.

A further description of risks and uncertainties relating to SYNNEX can be found in its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and available at www.sec.gov.

SYNNEX does not assume any obligation to update the forward-looking statements contained in this document as the result of new information or future events or developments.

Contacts

SYNNEX

Liz Morali

Investor Relations

(510) 668-8436

ir@synnex.com

Tech Data

Bobby Eagle

Director, Global Corporate Communications

(727) 538-5864

bobby.eagle@techdata.com

Apollo

Investor Contact:

Peter Mintzberg

Head of Investor Relations

Apollo Global Management, Inc.

(212) 822-0528

APOInvestorRelations@apollo.com

Media Contact:

Joanna Rose

Global Head of Corporate Communications

Apollo Global Management, Inc.

(212) 822-0491

Communications@apollo.com